Exhibit 3(i)(d)

CERTIFICATE OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION FOR

NOVAMED, INC.

Pursuant to Section 78.320 of the Nevada Revised Statutes, the undersigned person, desiring to amend the Articles of Incorporation of NovaMed, Inc., under the laws of the State of Nevada, does hereby sign, verify, and deliver to the Office of the Secretary of State of the State of Nevada this Certificate of Amendment to the Articles of Incorporation for the above-named company (hereinafter referred to as the “Corporation”):

Pursuant to the provisions of Section 78.320, the amendments contained herein were duly approved and adopted by a majority of shareholders and by the board of directors of the Corporation.

The Articles of Incorporation of the Corporation were first filed and approved by the Office of the Secretary of State of the State of Nevada on November 12, 1996; and

Pursuant to a unanimous written consent resolution of the board of directors dated July 31, 1997, the Articles of Incorporation of the Corporation were amended by a Certificate of Amendment of Articles of Incorporation filed in the office of the Secretary of State of the State of Nevada on August 29, 1997(the “First Certificate of Amendment”); and

Pursuant to a unanimous written consent resolution of the board of directors dated March 25, 1998 and a vote of a majority of the stockholders held at a meeting of the stockholders of the Corporation on April 9, 1998, the directors and stockholders of the Corporation ratified the filing of the First Certificate of Amendment and approved the filing of a Certificate of Amendment (the “Second Certificate of Amendment”) to correct certain errors contained in the First Certificate; and

Pursuant to a unanimous written consent resolution of the board of directors dated March 25, 1998 and a vote of a majority of the stockholders held at a meeting of the stockholders of the Corporation on April 9, 1998, the directors and stockholders of the Corporation approved the filing of a Certificate of Amendment to change the name of the Corporation (the “Third Certificate of Amendment”) and;

Pursuant to a unanimous written consent resolution of the board of directors dated August 8, 2003 and action taken by a majority of the stockholders in lieu of a meeting on August 8, 2003, the directors and stockholders of the Corporation approved the filing of a Certificate of Amendment to change the name of the Corporation (the “Fourth Certificate of Amendment”).

THEREFORE, Article I of the Articles of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“Article I

The name of the Corporation is WWA Group, Inc.”

The amendment to change the name of the Corporation to “WWA Group, Inc.,” was adopted by 10,025,000 shares, or 63.7% %, of the 15,742,803 issued and outstanding shares of common stock entitled to approve such amendment.

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Exhibit 3(i)(d)

The name change to WWA Group, Inc. will be effective on September 28, 2003 upon the filing of this amendment to the Amended Articles of Incorporation of NovaMed, Inc. with the Office of the Secretary of State of the State of Nevada.

DATED this 8th day of August, 2003.

/s/ Carl van Lieshout

Carl van Lieshout, Chief Executive Officer and Director

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